Exhibit 10.7

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) is entered into as of ________, 2018, by and between _____________, an individual residing in the State of ________ (the “Senior Officer”) and Acadia Realty Trust, a Maryland real estate investment trust, and Acadia Realty Limited Partnership, a Delaware limited partnership, and ARLP GS LLC, a Delaware limited liability company, each with offices at 411 Theodore Fremd Avenue, Suite 400, Rye, New York 10580 (collectively, the “Company”).

RECITALS

WHEREAS, the Company desires to employ the Senior Officer as [Senior Vice President] [Executive Vice President] & _____________ and the Senior Officer desires to be employed by the Company as Senior Vice President [Executive Vice President] & ___________; and

WHEREAS, the Company and Senior Officer previously entered into an Amended and Restated Severance Agreement dated ___________ (the “Original Severance Agreement”); and

WHEREAS, Senior Officer and the Company desire to enter into this Agreement to modify and replace the Original Severance Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement set forth herein, the parties hereby agree as follows:

1.	Termination of Employment and Change in Control.

(a)The Senior Officer’s employment hereunder may be terminated at any time under the following circumstances:

(i)Cause. “Cause” means the Senior Officer has: (A) deliberately made a misrepresentation in connection with, or willfully failed to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willfully destroyed or failed to preserve documents or other materials known to be relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials; (B) materially breached (other than as a result of the Senior Officer’s incapacity due to physical or mental illness or death) his/her material duties hereunder, which breach is demonstrably willful and deliberate on Senior Officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not cured within a reasonable period of time after written notice from the Company specifying such Breach (but in any event, no less than 90 days thereafter) in which Senior Officer is diligently pursuing cure; (C) engaged in conduct constituting a material act of willful misconduct in connection with the performance of his/her duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional customary and de minimis use of Company property for personal purposes; (D) materially violated a material Company policy, including but not limited to a policy set forth in the Company’s employee handbook; (E) disparaged the Company, its officers, trustees, employees or partners; (F) committed a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

Exhibit 10.7

(ii)Death. The Senior Officer’s employment hereunder shall terminate upon his/her death.

(iii)Disability. The Company shall have the right to terminate the Senior Officer’s employment due to “Disability” in the event that there is a reasonable determination by the Company that the Senior Officer has become physically or mentally incapable of performing his/her duties under this Agreement and such disability has disabled the Senior Officer for a cumulative period of 180 days within a 12-month period.

(iv)Good Reason. The Senior Officer shall have the right to terminate his/her employment within the 90-day period following the Company’s failure to cure any of the following events that shall constitute “Good Reason” if not cured within the 30-day period following written notice of such default to the Company by the Senior Officer (the “Good Reason Cure Period”): (A) upon the occurrence of any material breach of this Agreement by the Company; (B) without Senior Officer’s consent, a material, adverse alteration in the nature of the Senior Officer’s duties, responsibilities or authority, or in the 18-month period following a Change in Control only, upon the determination by the Senior Officer (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown clear and convincing evidence) that a material negative change in circumstances has occurred following a Change in Control; (C) without Senior Officer’s consent, upon a reduction in the Senior Officer’s base salary or a reduction of 10% or greater in Senior Officer’s other compensation and employee benefits (which includes a 10% or greater reduction in target cash and equity bonus, or a 10% or greater reduction in total bonus opportunity, but in all cases excludes any grants made under the Long-Term Incentive Alignment Program); or (D) if the Company relocates the Senior Officer’s office requiring the Senior Officer to increase his/her commuting time by more than one hour, or in the 18-month period following a Change in Control only, upon the Company requiring the Senior Officer to travel away from the Senior Officer’s office in the course of discharging the Senior Officer’s responsibilities or duties hereunder at least 20% more than was required of the Senior Officer in any of the three full years immediately prior to the Change in Control, without, in either case, the Senior Officer’s prior written consent. Any notice hereunder by the Senior Officer must be made within 90 days after the Senior Officer first knows or has reason to know about the occurrence of the event alleged to be Good Reason.

(v)Change in Control. For purposes of this Agreement “Change in Control” shall mean that any of the following events has occurred: (A) any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any employee benefit plan sponsored by the Company, becomes the “beneficial owner”, as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (i) the Company’s common shares of beneficial interest (“Common Shares”) in an amount equal to 30% or more of the sum total of the Common Shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; provided, however, that in determining whether a Change of Control has occurred, Common Shares which are acquired in an acquisition by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which can cause a Change of Control; or (B) the approval of the dissolution or liquidation of the Company by the Board of Directors of the Company (the “Board”); or (C) the approval of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions (including,

Exhibit 10.7

without limitation, the approval of a transaction or series of transactions to sell or dispose of all or substantially all of the assets in the Company’s core business line to any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act); or (D) a turnover, during any two-year period, of the majority of the members of the Board, without the consent of the majority of the members of the Board as to the appointment of the new Board members.

(b)Notice of Termination. Any termination of the Senior Officer’s employment by the Company or any such termination by the Senior Officer (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Senior Officer’s employment under the provision so indicated. In the event of the termination of the Senior Officer’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

2.	Compensation Upon Termination of Employment By the Company for Cause or Voluntarily By the Senior Officer.

In the event the Company terminates the Senior Officer’s employment for Cause, or the Senior Officer voluntarily terminates his/her employment, the Company shall pay the Senior Officer any unpaid annual base salary at the rate then in effect accrued through and including the date of termination and any accrued vacation pay (“Unpaid Accrued Salary”). In addition, in such event, the Senior Officer shall be entitled to exercise any options, which, as of the date of termination, have vested and are exercisable, as applicable, in accordance with the terms of the applicable option grant agreement or plan. All options, long-term incentive partnership interests (“LTIP Units”), other stock-based or other incentive awards, and any grants under the Long-Term Incentive Alignment Program (“FIAP Awards”) to the Senior Officer which have not vested on the date of termination shall automatically terminate and be forfeited without any consideration therefor.

Except for any rights which the Senior Officer may have to Unpaid Accrued Salary through and including the date of termination (which shall be payable in full immediately upon such termination), and vested Awards, as defined in Paragraph 3(b) (which shall, in each case, continue to be exercisable in accordance with the terms of the applicable award agreement or plan and shall, in each case be nonforfeitable), the Company shall have no further obligations hereunder following such termination except that the Company’s indemnifications obligations set forth herein shall survive.

3.	Compensation upon Termination of Employment without Cause or by the Senior Officer for Good Reason Outside of a Change in Control.

In the event of termination of the Senior Officer’s employment by the Company without Cause (“Without Cause”) or by the Senior Officer for Good Reason not in connection with a Change in Control (each, an “Involuntary Termination”) (for clarity, not covering any Disability or Death of Senior Officer, which is covered in Paragraph 5 below), then the Company shall pay the Senior Officer any Unpaid Accrued Salary through and including the date of termination. In addition, the Company shall provide all of the following payments and/or benefits:

(a)Involuntary Termination Severance Amount and Benefits Continuation.

(i)The Company shall pay an amount equal to 2 times the sum of (A) the Senior Officer’s salary at the then current annual base salary (before any reductions), plus (B) the Senior

Exhibit 10.7

Officer’s Average Incentive Compensation. For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash bonus (whether electively taken as cash or equity) received by the Senior Officer for the two immediately preceding fiscal years;

(ii)The Company shall pay a portion of the Senior Officer’s Average Incentive Compensation, pro-rated based on the number of days employed during the then current fiscal year;

(iii)The Company shall pay reimbursement of expenses incurred prior to date of termination (the “Expense Reimbursement”);

(iv)If the Senior Officer was participating in the Company’s group health plan (including medical, dental, and or visions plans) immediately prior to the date of termination and elects COBRA health continuation, then the Company shall pay to the Senior Officer a monthly cash payment for 12 months or the Senior Officer’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly cost of COBRA coverage for the Senior Officer based on the Senior Officer’s health plan immediately prior to the date of termination. The foregoing monthly payment shall be made within 15 days of the end of each month during the applicable coverage period.

With respect to the amounts payable pursuant to Paragraph 3(a)(i)-(iii) above, such amounts payable shall be paid within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)	Involuntary Termination Award Treatment.

(i)Time-Based Awards. Notwithstanding anything to the contrary in any applicable option agreement, LTIP Unit agreement, other stock-based or other incentive award agreement, or any FIAP Award (“Award Agreements”), all stock options and other stock, LTIP, FIAP or incentive-based awards (“Awards”) held by the Senior Officer that are scheduled to vest solely based on the Senior Officer’s continued employment through each applicable vesting date shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination. The Senior Officer shall be entitled at his/her option, or the option of his/her estate or his/her personal representative, within 18 months of the date of such termination (or expiration of their initial term, if earlier), to exercise any options which have vested (including, without limitation, by acceleration in accordance with the terms hereof, the applicable option grant agreement or plan) and are exercisable in accordance with the terms of the applicable option grant agreement or plan and/or any other methods or procedures for exercise applicable to optionees or to require the Company (upon written notice delivered within 180 days following the date of the Senior Officer’s termination), to repurchase all or any portion of the Senior Officer’s vested options to purchase Common Shares at a price equal to the difference between the Repurchase Fair Market Value (as hereinafter defined) of the Common Shares for which the options to be repurchased are exercisable and the exercise price of such options as of the date of the Senior Officer’s termination of employment. In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control. For purposes of this Agreement, “Repurchase Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange (or such other exchange on which the Common Shares

Exhibit 10.7

are primarily traded) of the Common Shares on each of the trading days within the twenty (20) days immediately preceding the date of termination of the Senior Officer’s employment.

(ii)Performance-Based Awards. All Awards subject to performance-based vesting shall remain outstanding until the conclusion of the applicable performance period as set forth in the respective award grant agreement and shall otherwise continue to be governed by the terms and conditions of the applicable award grant agreement. For the avoidance of doubt, the terms of this Agreement shall not supersede the treatment of performance-based awards as so specified in the applicable award grant agreement.

4.	Compensation upon Termination of Employment without Cause or by the Senior Officer for Good Reason in Connection with a Change in Control.

The provisions of this Paragraph 4 set forth certain terms of an agreement reached between the Senior Officer and the Company regarding the Senior Officer’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Senior Officer’s continued attention and dedication to his/her assigned duties and his/her objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Paragraph 3 regarding severance pay, benefits and equity award treatment upon an Involuntary Termination of employment, if such termination of employment Without Cause or for Good Reason occurs within 6 months prior to the occurrence of the first event constituting a Change in Control or within 18 months (as may be extended in accordance with the proviso hereto) following the consummation of a Change in Control (such period, the “Change in Control Protection Period”); provided that if the end of such 18 month period falls within any applicable Good Reason Cure Period, such 18 month period shall be extended to coincide with the expiration of such Good Reason Cure Period. The provisions of this Section 4 no longer apply after the expiration of the Change in Control Protection Period until any subsequent Change in Control, if applicable.

In the event of termination of the Senior Officer’s employment by the Company Without Cause or by the Senior Officer for Good Reason during the Change in Control Protection Period, then the Company shall pay the Senior Officer any Unpaid Accrued Salary through and including the date of termination. In addition, the Company shall provide all of the following payments and/or benefits:

(a)	Change in Control Severance Amount and Benefits Continuation.

(i)The Company shall pay a lump sum in cash in an amount equal to 2.75 times the sum of (A) the Senior Officer’s salary at the then current annual base salary (before any reductions), plus (B) the Senior Officer’s Average Incentive Compensation;

(ii)The Company shall pay a portion of the Senior Officer’s Average Incentive Compensation, pro-rated based on the number of days employed during the then current fiscal year;

(iii)The Company shall pay the Expense Reimbursement;

(iv)If the Senior Officer was participating in the Company’s group health plan (including medical, dental, and or visions plans) immediately prior to the date of termination and elects COBRA health continuation, then the Company shall pay to the Senior Officer a monthly cash payment for 18 months or the Senior Officer’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly cost of COBRA coverage for the Senior Officer based on

Exhibit 10.7

the Senior Officer’s health plan immediately prior to the date of termination. The foregoing monthly payment shall be made within 15 days of the end of each month during the applicable coverage period

With respect to the amounts payable pursuant to Paragraph 4(a)(i)-(iii) above, such amounts shall be paid within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 60-day period.

(b)Change in Control Award Treatment.

Notwithstanding anything to the contrary in any applicable Incentive Agreement, all Awards held by the Senior Officer that are scheduled to vest solely based on the Senior Officer’s continued employment through each applicable vesting date shall immediately accelerate and become fully exercisable or nonforfeitable as of the consummation of a Change in Control. All Awards subject to performance-based vesting shall continue to be governed by the applicable Award Agreement. During the Change in Control Protection Period, the provisions set forth in Paragraph 3(b) above shall also apply to the treatment of outstanding Awards granted following a Change in Control for the period following the Change in Control upon termination Without Cause or by the Senior Officer for Good Reason.

5.	Compensation upon Termination of Employment due to Death or Disability.

In the event of termination of the Senior Officer’s employment due to Death or Disability at any time during the term of this Agreement, the Company shall provide the following payments and/or benefits:

(a)	Death or Disability Severance Amount and Benefits Continuation.

(i)The Company shall pay an amount equal to 1 times the sum of (A) the Senior Officer’s salary at the then current annual base salary (before any reductions), plus (B) the Senior Officer’s Average Incentive Compensation;

(ii)The Company shall pay a portion of the Senior Officer’s Average Incentive Compensation, pro-rated based on the number of days employed during the then current fiscal year;

(iii)The Company shall pay the Expense Reimbursement;

(iv)If the Senior Officer was participating in the Company’s group health plan (including medical, dental, and or visions plans) immediately prior to the date of termination and elects COBRA health continuation, then the Company shall pay to the Senior Officer a monthly cash payment for 12 months or the Senior Officer’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly the cost of COBRA coverage for the Senior Officer based on the Senior Officer’s health plan immediately prior to the date of termination. The foregoing monthly payment shall be made within 15 days of the end of each month during the applicable coverage period.

With respect to the amounts payable pursuant to Paragraph 5(a)(i)-(iii) above, such amounts shall be paid within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 60-day period.

Exhibit 10.7

(b)Death or Disability Award Treatment. The provisions set forth in Paragraph 3(b) above shall also apply to the treatment of outstanding awards upon termination of the Senior Officer’s employment due to Death or Disability.

6.	Indemnification/Legal Fees.

(a)Indemnification. In the event the Senior Officer is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the Senior Officer’s employment with or serving as an officer of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend the Senior Officer to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by the Senior Officer in connection therewith (including, without limitation, all legal fees incurred using counsel reasonably acceptable to the Senior Officer) and such indemnification shall continue as to the Senior Officer even after the Senior Officer is no longer employed by the Company and shall inure to the benefit of his/her heirs, executors, and administrators. To the extent allowed by applicable law, expenses incurred by the Senior Officer in connection with any Proceeding shall be paid by the Company in advance upon request of the Senior Officer that the Company pay such expenses; but only in the event that the Senior Officer shall have delivered in writing to the Company an undertaking to reimburse the Company for expenses with respect to which the Senior Officer is not entitled to indemnification. The provisions of this Paragraph shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Paragraph shall not supersede or reduce any indemnification provided to the Senior Officer under any separate agreement, or the by-laws of the Company since it is intended that this Agreement shall expand and extend the Senior Officer’s rights to receive indemnity.

(b)Legal Fees. If any contest or dispute shall arise between the Company and the Senior Officer regarding or as a result of any provision of this Agreement, the Company shall reimburse the Senior Officer for all legal fees and expenses reasonably incurred by the Senior Officer in connection with such contest or dispute, but only if the Senior Officer is successful in respect of substantially all of the Senior Officer’s claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable, and not more than 60 days, following the resolution of such contest or dispute (whether or not appealed). Notwithstanding the foregoing, at any time after a Change in Control, if any contest or dispute shall arise between the Company and the Senior Officer regarding or as a result of any provision of this Agreement, all costs and expenses (including legal, accounting and other advisory fees and expenses of investigation) incurred by Senior Officer shall (upon written demand from Senior Officer) be paid by the Company (and Senior Officer shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company to make such payments) promptly on a current basis (either directly or reimbursing Senior Officer). In accordance with the foregoing, after a Change in Control, under no circumstances shall Senior Officer be obligated to pay or reimburse the Company for any attorneys’ fees, costs, or expenses incurred by Senior Officer.

7.	Successors and Assigns, Term.

(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Senior Officer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform

Exhibit 10.7

it if no such succession had taken place. Failure of the Company to obtain any such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Senior Officer to compensation and accelerated vesting from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Senior Officer terminated his/her employment for Good Reason following a Change in Control hereunder in accordance with the terms as set forth in Paragraph 1.(a)(iv) except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the Agreement provided for in this Paragraph 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to the Senior Officer pursuant to this Paragraph 7 shall be paid to the Senior Officer in a single sum without discount for early payment immediately prior to the consummation of the transaction with such successor. Nothing in this Paragraph 7 shall be construed to interfere with the Company’s right to implement or pursue such succession.

8.	Timing of and No Duplication of Payments.

All payments payable to the Senior Officer pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, the Senior Officer shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

9.	Modification or Waiver.

No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Senior Officer in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Senior Officer of any such right or remedy shall preclude other or further exercise thereof. A waiver of right to remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

The respective rights and obligations of the parties hereunder shall survive the Senior Officer’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

10.	Notices.

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company at the address set forth above or the Senior Officer at his/her address as set forth in the Company records (or to such other address as shall have been previously provided in accordance with this Paragraph 10).

Exhibit 10.7

11.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York.

12.	Base Salary; Mitigation

For purposes of this Agreement, in the event there is reduction in Senior Officer’s base salary that would constitute the basis for termination for Good Reason, the base salary used to calculate the severance payable hereunder shall be the amount in effect immediately prior to such reduction. Senior Officer shall not be required to mitigate the amount of any payments or benefits provided to Senior Officer by securing other employment or otherwise, nor will such payments and/or benefits be reduced by reason of Senior Officer securing other employment or for any other reason. There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for Senior Officer provided for in this Agreement.

13.	Release Condition for Payments.
Notwithstanding anything in this Agreement to the contrary, as a condition to receiving any severance payments or benefits under this Agreement, except in the case of Senior Officer’s death, Senior Officer shall be required to sign a release and waiver in the form attached hereto as Exhibit A and such release and waiver shall have become irrevocable by Senior Officer.

14.	Severability.

Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

15.	Legal Representation.

Each of the Company and the Senior Officer has had an opportunity to discuss this Agreement with counsel.

16.	Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same Agreement.

17.	Headings.

The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

18.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

Exhibit 10.7

19.	Survival of Agreements.

The covenants made in Paragraphs 1 through 6 each shall survive the termination of this Agreement.

20.	Binding Effect.

This Agreement shall be binding on the Company, its successors and assigns, including any surviving entity resulting from a merger, consolidation or other corporate reorganization.

21.	Senior Officer’s Covenants.

The Senior Officer covenants and agrees that in the event he receives any compensation (other than compensation upon termination of employment by the Company for Cause or voluntarily by the Senior Officer) pursuant to this Agreement, he shall not solicit for employment any personnel above the position of Administrative Assistant employed by the Company at the time of his/her termination for a period of two years from his/her Date of Termination as long as such personnel is still employed by the Company. Nothing contained herein to the contrary, however, shall prevent the Senior Officer from providing a reference for any such personnel.

22.	Confidentiality.

The Senior Officer and the Company agree to keep this Agreement confidential to the extent permitted by law. The Senior Officer agrees to keep confidential all information in his/her possession regarding the Company, its properties and its plans, which is not generally known to the public.

23.	Excess Parachute Payments.

(a)     Any provision in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c)
(b)    For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be

Exhibit 10.7

made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Senior Officer within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Employee. The Company and Senior Officer shall furnish such the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make its required determination.

24.	Compliance with Section 409A.

(a)Generally. Except to the extent specifically provided in any separate written agreement between the Senior Officer and the Company, the Senior Officer shall - with respect to any and all amounts and benefits payable under this Agreement - be solely responsible for the satisfaction of any taxes (including applicable withholding and employment taxes, and taxes arising under Code Section 409A regarding deferred compensation and Code Section 4999 regarding golden parachute excise taxes). Although the Company intends and expects that this Agreement and its payments and benefits will not give rise to the taxes imposed under Code Section 409A, neither the Company nor its employees, directors or their agents shall have any obligation to pay, to mitigate, or to otherwise indemnify or hold the Senior Officer harmless from any or all of such taxes.

(b)Section 409A’s Six-month Delay Rule. If, at the time of the Senior Officer’s “separation from service” (within the meaning of Code Section 409A), the Senior Officer is a “specified employee” (within the meaning of Code Section 409A), the Company will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth calendar month beginning after the Senior Officer’s separation from service (the “409A Suspension Period”). For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to Section 409A penalties if the Company were to pay or otherwise settle such amounts or benefits, pursuant to this Agreement, on account of the Senior Officer’s separation from service. Within 14 calendar days after the end of the 409A Suspension Period, the Senior Officer shall be paid a lump sum payment in cash equal to any Specified Benefits delayed because of the preceding sentence, without interest. Thereafter, the Senior Officer shall receive any remaining payments or other benefits as if there had not been an earlier delay.

(c)Interpretation and Amendments. All payments and benefits provided to the Senior Officer through this Agreement are intended to be exempt from Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A. If, for any reason including imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A), as demonstrated by consistent interpretations or other evidence of intent (by the Company in its sole and absolute discretion), the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

Exhibit 10.7

25.	Prior Understandings.

This Agreement embodies the entire contract between the parties hereto with respect to employment and severance and supersedes any and all prior agreements and understandings, written or oral, formal or informal by and between the Company and the Senior Officer.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ACADIA REALTY TRUST

By:___________________________

ACADIA REALTY LIMITED PARTNERSHIP

By:    Acadia Realty Trust, its General Partner

By:___________________________

ARLP GS LLC

By:___________________________